Exhibit 99.1

August 17, 2006

Houston, Texas - August 17, 2006:

Hartman Commercial Properties REIT (the “Company”) today announced financial results for the second quarter 2006. The Company is a Houston, Texas based real estate investment trust with 37 income-producing properties, including holdings of retail, office/industrial and office commercial properties. The Company was formed in 1998 through the consolidation of numerous private limited partnerships sponsored by Hartman Management, L.P. For more information on the Company, please contact Hartman’s headquarters at (713) 467-2222 or (800) 880-2212.

Following are the financial highlights:

•	Net income for the second quarter 2006 was $858,382 or $.089 per common share. This compares to second quarter 2005 net income of $746,485 or $.097 per common share

•	Revenues for the second quarter 2006 increased 24% to $7.8 million as compared to $6.3 million for the same period in 2005

•	Occupancy for the overall portfolio was 83% for the second quarter 2006. This compares to 87 % for the same period in 2005.

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The Board of Trustees of the Company declared a dividend of $0.15 per common share for the third quarter of 2006, which will be paid in three monthly payments of $0.05 per share on or about October 1, November 1, and December 1, 2006.

Revenues increased during the quarter, primarily due to property acquisitions in 2005, but a drop in occupancy and increases in interest rates contributed to a reduction in earnings per common share. The Company continues to believe that the decrease in occupancy is temporary, and continues to aggressively market its properties. Of course, future events can not be known with certainty, but we continue to be optimistic about higher occupancy levels.

All current public filings, including the 10Q reference in this press release, are available online at

http://www.sec.gov/cgi-bin/browse-edgar?action=getcompany&CIK=0001175535&owner=include

We continue to be very optimistic about the outlook for this business and are very confident in our long term strategy. We appreciate your ongoing trust and support.

Sincerely,

Allen R. Hartman

Statements about the Company’s outlook and all other statements in this release other than historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements and all references to financial estimates rely on a number of assumptions concerning future events and are subject to a number of uncertainties and other factors, many of which are outside the Company's control, that could cause actual results to differ materially from such statements. While the Company believes that the assumptions concerning future events are reasonable, it cautions that there are inherent difficulties in anticipating or predicting certain important factors. Such factors are discussed in the “Risk Factors” section of our 2005 Annual Report on Form 10-K and our Registration Statement on Form S-11, which was declared effective by the Securities and Exchange Commission on September 15, 2004, as subsequently amended. The Company disclaims any intention or obligation to revise any forward-looking statements, including financial estimates, whether as a result of changed assumptions, new information, future events or otherwise.

Hartman Management
1450 W. Sam Houston Pkwy. North	Suite 100	Houston, Texas 77043	800-880-2212	713-973-8912 FX